Registration No. 333-_____________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ______________________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         ______________________________

                       INTERSTATE POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

       Iowa                           4931                        42-0331370
 (State or other          (Primary Standard Industrial        (I.R.S. Employer
  jurisdiction             Classification Code Number)       Identification No.)
of incorporation)

                              Alliant Energy Tower
                               200 First Street SE
                            Cedar Rapids, Iowa 52401
                                 (319) 398-4411
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    F. J. Buri                                Copies to:
           Corporate Secretary Benjamin
           Corporate Secretary Benjamin                   F. Garmer, III, Esq.
        Interstate Power and Light Company                  Foley & Lardner
             4902 North Biltmore Lane                  777 East Wisconsin Avenue
             Madison, Wisconsin 53718                 Milwaukee, Wisconsin 53202
                  (608) 458-3311                            (414) 271-2400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
                      _____________________________________

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Exchange Offer referred to herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                      _____________________________________

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                             Proposed Maximum   Proposed Maximum    Amount of
   Title of Each Class of     Amount to be    Offering Price        Aggregate      Registration
Securities to be Registered    Registered      Per Share(1)      Offering Price         Fee
-----------------------------------------------------------------------------------------------
8.375% Series B Cumulative     6,000,000          $25.00        $150,000,000        $12,135.00
Preferred Stock, $.01 par        shares
value (2)..................
-----------------------------------------------------------------------------------------------

(1)......Estimated solely for purposes of determining the registration fee.
(2)......Calculated pursuant to Rule 457(f) under the Securities Act of 1933.
                      _____________________________________

     The Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   Subject to Completion, Dated March 28, 2003

Prospectus

                       Interstate Power and Light Company

                                Offer to Exchange
                            All Outstanding Shares of
                   8.375% Series A Cumulative Preferred Stock
                                  for Shares of
                   8.375% Series B Cumulative Preferred Stock
                            _________________________

o We are offering to exchange registered shares of 8.375% Series B Cumulative Preferred Stock for all of our outstanding unregistered shares of 8.375% Series A Cumulative Preferred Stock.

o The exchange offer expires at 11:59 p.m., New York City time, on _______, 2003, unless we extend it.

o The terms of the new preferred shares are substantially identical to those of the old preferred shares, except that the new preferred shares will not have securities law transfer restrictions and registration rights relating to the old preferred shares and the new preferred shares will not provide for the payment of additional dividends under circumstances relating to the timing of the exchange offer.

o No established trading market for the new preferred shares currently exists. The new preferred shares have been approved for listing on the New York Stock Exchange under the symbol "IPL Pr B," subject to notice of issuance.

o All old preferred shares that are validly tendered and not validly withdrawn will be exchanged.

o You may withdraw your tender of old preferred shares any time before the exchange offer expires.

o    We will not receive any proceeds from the exchange offer.

o The exchange of preferred shares will not be a taxable event for U.S. federal income tax purposes.

     See "Risk Factors" beginning on page 8 for a discussion of risk factors that you should consider before deciding to exchange your old preferred shares for new preferred shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            _________________________

                               ____________, 2003

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................7

FORWARD-LOOKING STATEMENTS....................................................8

WHERE YOU CAN FIND MORE INFORMATION...........................................9

USE OF PROCEEDS..............................................................10

CAPITALIZATION...............................................................10

THE EXCHANGE OFFER...........................................................11

DESCRIPTION OF THE NEW PREFERRED SHARES......................................20

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..............................26

PLAN OF DISTRIBUTION.........................................................27

LEGAL MATTERS................................................................27

EXPERTS......................................................................27

                            _________________________

     In this prospectus, "we," "us" and "our" refer to Interstate Power and Light Company.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge upon your request a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document by writing to F. J. Buri, Corporate Secretary, Interstate Power and Light Company, 4902 North Biltmore Lane, Madison, Wisconsin 53718, or by calling Mr. Buri at (608) 458-3311. To ensure timely delivery, you must request the information no later than five business days before the completion of the exchange offer. Therefore, you must make any request on or before ____________, 2003.

                               PROSPECTUS SUMMARY

     The following prospectus summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the preferred stock we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety.

                       Interstate Power and Light Company

     We are a regulated utility serving customers in Iowa, Minnesota and Illinois. We are engaged principally in the generation, transmission, distribution and sale of electric energy to approximately 526,000 customers in 760 communities; the purchase, distribution, transportation and sale of natural gas to approximately 235,000 customers in 253 communities; and the delivery of steam services in selected markets. All of our common stock is owned by Alliant Energy Corporation, a diversified energy-services provider engaged primarily in regulated utility operations in both the Midwest, including through our company, and internationally.

     We were formed as a result of the January 1, 2002 merger between IES Utilities Inc. and Interstate Power Company. Prior to that merger, Alliant Energy Corporation owned all of the outstanding common stock of both IES Utilities Inc. and Interstate Power Company.

     We are subject to the jurisdiction of the Iowa Utilities Board, the Minnesota Public Utilities Commission and the Illinois Commerce Commission with respect to various portions of our operations. We are also subject to the jurisdiction of the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. Alliant Energy Corporation is a registered public utility holding company subject to regulation by the Securities and Exchange Commission, or the SEC, under the Public Utility Holding Company Act of 1935 and is subject to the regulatory provisions of that Act. We are also subject to some requirements of that Act.

     Our principal executive offices are located at Alliant Energy Tower, 200 First Street, SE, Cedar Rapids, Iowa 52401 and our telephone number is (319) 786-4411.

                               The Exchange Offer

Old Preferred Shares.................   We sold 6,000,000 shares of our 8.375%
                                        Series A Cumulative Preferred Stock to
                                        the initial purchaser on December 20,
                                        2002. In this prospectus we refer to
                                        those shares of preferred stock as the
                                        old preferred shares. The initial
                                        purchaser resold the old preferred
                                        shares to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Registration Rights Agreement........   When we sold the old preferred shares,
                                        we entered into a registration rights
                                        agreement with the initial purchaser in
                                        which we agreed, among other things, to
                                        provide to you and all other holders of
                                        the old preferred shares the opportunity to exchange your unregistered old preferred shares for a new series of substantially identical new preferred shares that we have registered under the Securities Act. This exchange offer is being made for that purpose.

New Preferred Shares.................   We are offering to exchange the old
                                        preferred shares for shares of 8.375%
                                        Series B Cumulative Preferred Stock that have been registered under the
                                        Securities Act. In this prospectus, we
                                        refer to those registered shares as the
                                        new preferred shares. The terms of the
                                        new preferred shares and the old
                                        preferred shares are substantially
                                        identical except:

                                        o    the new preferred shares will be
                                             issued in a transaction registered
                                             under the Securities Act;

                                        o    the new preferred shares will not
                                             contain securities law restrictions
                                             on transfer; and

                                        o    the new preferred shares will not
                                             provide for the payment of
                                             additional dividends under
                                             circumstances relating to the
                                             timing of the exchange offer.

The Exchange Offer...................   We are offering to exchange one new
                                        preferred share for each old preferred
                                        share. As of the date of this
                                        prospectus, 6,000,000 old preferred
                                        shares are outstanding. For procedures
                                        for tendering, see "The Exchange Offer--
                                        Procedures for Tendering Old Preferred
                                        Shares."

Expiration Date......................   This exchange offer will expire at 11:59
                                        p.m., New York City time, on ________,
                                        2003, unless we extend it.


Resales of Preferred Shares..........   We believe that the new preferred shares
                                        issued pursuant to the exchange offer in exchange for old preferred shares may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities
                                        Act if:


                                        o    you are not our "affiliate" within
                                             the meaning of Rule 405 under the
                                             Securities Act;

                                        o    you are acquiring the new preferred
                                             shares in the ordinary course of
                                             your business; and

                                        o    you have not engaged in, do not
                                             intend to engage in, and have no
                                             arrangement or understanding with
                                             any person to participate in, a
                                             distribution of the new preferred
                                             shares.

                                        If you are an affiliate of ours, or are
                                        engaging in or intend to engage in, or
                                        have any arrangement or understanding
                                        with any person to participate in, a
                                        distribution of the new preferred
                                        shares, then:

                                        o    you may not rely on the applicable
                                             interpretations of the staff of the
                                             SEC;

                                        o    you will not be permitted to tender
                                             old preferred shares in the
                                             exchange offer; and

                                        o    you must comply with the
                                             registration and prospectus
                                             delivery requirements of the
                                             Securities Act in connection with
                                             any resale of the old preferred
                                             shares.

                                        Each participating broker-dealer that
                                        receives new preferred shares for its
                                        own account under the exchange offer in
                                        exchange for old preferred shares that
                                        were acquired by the broker-dealer as a
                                        result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new preferred shares. See "Plan of Distribution."

                                        Any broker-dealer that acquired old
                                        preferred shares from us may not rely on the applicable interpretations of the staff of the SEC and must comply with registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old preferred shares or the new preferred shares.

Acceptance of Old Preferred Shares      We will accept for exchange any and all
Delivery of New Preferred Shares.....   old preferred shares that are validly
                                        tendered in the exchange offer and not
                                        withdrawn before the offer expires. The
                                        new preferred shares will be delivered
                                        promptly following the exchange offer.

Withdrawal Rights....................   You may withdraw your tender of old
                                        preferred shares at any time before the
                                        exchange offer expires.

Conditions of the Exchange Offer.....   The exchange offer is subject to the
                                        following conditions, which we may
                                        waive:

                                        o    the exchange offer, or the making
                                             of any exchange by a holder of old
                                             preferred shares will not violate
                                             any applicable law or
                                             interpretation by the staff of the
                                             SEC; and

                                        o    no action may be pending or
                                             threatened in any court or before
                                             any governmental agency with
                                             respect to the exchange offer that
                                             may impair our ability to proceed
                                             with the exchange offer.

Consequences of Failure to              If you are eligible to participate in
Exchange.............................   the exchange offer and you do not tender
                                        your old preferred shares, then you will not have further exchange or registration rights and you will continue to hold old preferred shares subject to restrictions on transfer.

Federal Income Tax Consequences......   The exchange of an old preferred share
                                        for a new preferred share will not be
                                        taxable to a United States holder for
                                        federal income tax purposes.
                                        Consequently, you will not recognize any gain or loss upon receipt of the new preferred shares. See "United States
                                        Federal Income Tax Considerations."

Use of Proceeds......................   We will not receive any proceeds from
                                        the exchange offer.


Accounting Treatment.................   We will not recognize any gain or loss
                                        on the exchange of preferred shares. See
                                        "The Exchange Offer -- Accounting
                                        Treatment."

Exchange Agent.......................   The Shareowner Services Department of
                                        Alliant Energy Corporation is the
                                        exchange agent. See "The Exchange
                                        Offer--Exchange Agent."

                            The New Preferred Shares

     The following is a brief summary of some terms of the new preferred shares. For a more complete description of the terms of the new preferred shares, see "Description of the New Preferred Shares" in this prospectus.

Issuer...............................   Interstate Power and Light Company.

Securities Offered...................   6,000,000 shares of 8.375% Series B
                                        Cumulative Preferred Stock.

Ranking..............................   The new preferred shares will rank
                                        equally with any other series of our
                                        preferred stock with respect to the
                                        payment of dividends and distributions
                                        of assets. The new preferred shares will rank senior to our common stock with respect to the payment of dividends and distributions of assets.

Dividends............................   Dividends on the new preferred shares
                                        will accrue and be cumulative from the
                                        most recent date on which dividends have been paid on the old preferred shares at an annual rate of 8.375% or $2.09375 per share. The dividends will be payable quarterly on March 15, June 15,
                                        September 15 and December 15 of each
                                        year, beginning on March 15, 2003, when
                                        and as declared by our board of
                                        directors.

Liquidation Preference...............   If we liquidate, dissolve or wind up,
                                        then the holders of the new preferred
                                        shares at the time outstanding will be
                                        entitled to receive $25 per share, plus
                                        an amount equal to accrued and unpaid
                                        dividends, before any distribution of
                                        assets is made to holders of our common
                                        stock or any other class of our stock
                                        ranking junior to the new preferred
                                        shares.

Redemption...........................   We may not redeem the new preferred
                                        shares prior to March 15, 2013. On or
                                        after March 15, 2013, we may redeem the
                                        new preferred shares, at our option, in
                                        whole or in part, upon not less than 45
                                        nor more than 90 days' notice, at a
                                        price of $25 per share, plus an amount
                                        equal to accrued and unpaid dividends.

Maturity.............................   The new preferred shares do not have any
                                        maturity date, and we are not required
                                        to redeem the preferred shares. In
                                        addition, we are not required to set
                                        aside funds to redeem the new preferred
                                        shares. Accordingly, the new preferred
                                        shares will remain outstanding
                                        indefinitely unless we decide to redeem
                                        them.

Voting Rights........................   Holders of shares of new preferred
                                        shares will only be entitled to the
                                        voting rights provided in the amendment
                                        to our restated articles of
                                        incorporation establishing our preferred stock and as required by Iowa law. See
                                        "Description of the New Preferred
                                        Shares-- Voting Rights."

No Conversion Rights.................   The new preferred shares will not be
                                        convertible into shares of any other
                                        class or series of our capital stock or
                                        any other security.

Ratings..............................   Our preferred stock has been assigned a
                                        rating of BBB- by Standard & Poor's
                                        Ratings Service and Baa3 by Moody's
                                        Investors Service, Inc. Ratings are not
                                        a recommendation to buy, sell or hold
                                        the new preferred shares. We cannot give any assurance that the ratings will be retained for any time period or that they will not be revised downward or withdrawn by the ratings agencies.

Absence of Market for the               The new preferred shares are a new issue
New Preferred Shares.................   of securities with no established
                                        trading market. Accordingly, we cannot
                                        provide any assurance as to the
                                        development or liquidity of any market
                                        for the new preferred shares. See "Plan
                                        of Distribution."

Listing.............................    The new preferred shares have been
                                        approved for listing on the New York
                                        Stock Exchange under the symbol "IPL Pr
                                        B," subject to official notice of
                                        issuance.

Risk Factors........................    See "Risk Factors" and other information
                                        included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to exchange your old preferred shares for new preferred shares.

                         Selected Financial Information

         The selected income statement data for the years ended December 31, 2000, 2001 and 2002 and the selected balance sheet data as of December 31, 2001 and 2002 set forth below were selected or derived from our audited financial statements and notes. The selected income statement data for the years ended December 31, 1998 and 1999 and the selected balance sheet data as of December 31, 1998, 1999 and 2000 set forth below were selected or derived from our unaudited statements of income and balance sheets, which set forth financial data prepared on the basis of accounting for the merger of IES Utilities Inc. and Interstate Power Company as a common control merger. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and related notes incorporated by reference in this prospectus.


                                                                  Year Ended December 31,
                                          ------------------------------------------------------------------------
                                             1998           1999           2000            2001           2002
                                          -----------    -----------    -----------     -----------    -----------
                                                                  (Dollars in thousands)
Income Statement Data:

Operating revenues...................     $1,162,819     $1,142,801     $1,234,007      $1,316,250     $1,211,608
Earnings available for common stock           77,278         93,896         99,724          94,656         88,015
Cash dividends declared on common
 stock............................            27,612        120,509         80,339          80,340         81,790

Ratio of Earnings to Fixed Charges
    and Preferred Stock Dividends:              2.65           3.08           3.08            2.86           2.93



                                                                     As of December 31,
                                          ------------------------------------------------------------------------
                                             1998           1999           2000            2001           2002
                                          -----------    -----------    -----------     -----------    -----------
                                                                  (Dollars in thousands)
Balance Sheet Data:

Total assets.........................     $2,446,315     $2,415,068     $2,524,802      $2,426,314     $2,738,406
Long-term obligations, net...........        872,517        836,486        792,323         922,941        902,243

                                  RISK FACTORS

     You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your old preferred shares for new preferred shares. The risks and uncertainties described below are not the only ones facing our company.

The energy industry is rapidly changing and becoming increasingly competitive, which may adversely affect our ability to operate profitably.

     The energy industry is in a period of fundamental change resulting from legislative and regulatory changes. Although we expect that deregulation in our retail service territories will likely be delayed due to events related to California's restructured electric utility industry, regulatory changes and other developments will continue to increase competitive pressures on electric and gas utility companies. Generally, increased competition could threaten our market share in some segments of our business and could reduce our profit margins. Such competitive pressures could cause us to lose customers and incur additional costs that might not be recovered from customers.

If we are unable to recover the cost of fuel, purchased power and natural gas from our customers, or if we do not obtain the amount of expected rate relief requested in our pending rate cases, then we may experience an adverse impact on the profitability of our business.

     Over 90% of our operating revenues are from our Iowa operations. Our Iowa operations are entitled, subject to regulatory review, to automatically recover increases in the cost of fuel, purchased energy and natural gas purchased for resale through electric and natural gas rates. Purchased power capacity costs in Iowa are not recovered from electric customers through these energy adjustment clauses. Recovery of these costs must be addressed in a formal rate proceeding. We currently have pending two rate cases in Iowa in which we have requested rate relief of $102 million. We expect to receive final rate relief for these rate cases by mid-2003. If we do not receive the amount of rate relief that we expect, the increased rates are not approved on a timely basis or we are otherwise unable to recover our costs through rates, then we may experience an adverse impact on our results of operations and cash flows.

Costs of compliance with environmental laws are significant and the costs of compliance with new environmental laws and the incurrence of environmental liabilities could adversely affect our profitability.

     Our operations are subject to extensive regulation relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities, which may substantially increase environmental expenditures made by us in the future. In addition, we may not be able to recover all of our costs for environmental expenditures through electric and natural gas rates in the future. Under current law, we may also be responsible for any on-site liabilities associated with the environmental condition of the facilities that we have previously owned or operated, regardless of whether the liabilities arose before, during or after the time we owned or operated the facilities. The incurrence of a material environmental liability could have a material adverse effect on our results of operations and financial condition.

A downgrade in our credit ratings could negatively affect our access to, and cost of, capital.

     Our business is capital intensive and the fulfillment of our long-term strategies depends, at least in part, upon our ability to access capital at attractive rates and terms. The financial difficulties of many energy companies and other issues affecting the energy industry have caused the credit ratings agencies to more thoroughly review the capital structure, cash flows and earnings potential of energy companies, including us. Standard & Poor's and Moody's downgraded our credit ratings in December 2002 and January 2003, respectively. As a result of those downgrades or any future downgrades in our credit ratings, our borrowing costs may increase and our access to capital may be limited. If access to capital becomes significantly constrained, then our financial condition and results of operations could be significantly adversely affected.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the information we incorporate by reference, contains forward-looking statements that are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management's plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as "expect," "intend," "believe," "anticipate," "estimate," "plan" or "objective" or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Some, but not all, of the risks and uncertainties include those described in the "Risk Factors" section of this prospectus and the following:

     o    weather effects on sales and revenues;

     o    general economic and political conditions in our service territories;

     o federal and state regulatory and government actions, including issues associated with the deregulation of the utility industry, the ability to obtain adequate and timely rate relief, the payment of dividends and the receipt of necessary approvals for our Power Iowa plan;

     o    unanticipated construction and acquisition expenditures;

     o issues related to operating and purchased-power and fuel costs that we have incurred but cannot recover through increased rates;

     o unanticipated issues related to the supply and price of purchased electricity;

     o    unexpected issues related to the operations of our nuclear facility;

     o unanticipated costs associated with environmental remediation efforts and with environmental compliance generally;

     o    technological developments;

     o unanticipated costs associated with the risk or occurrence of terrorist attacks;

     o employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and

     o    changes in the rate of inflation.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. We have also filed a registration statement on Form S-4, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy this registration statement and any other document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

     We are "incorporating by reference" specified documents that we file with the SEC, which means:

     o    incorporated documents are considered part of this prospectus;

     o we are disclosing important information to you by referring you to those documents; and

     o information we file with the SEC will automatically update and supersede information contained in this prospectus.

     We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2002 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of the exchange offer. Some of these reports, however, are or may be filed on a combined basis with our parent, Alliant Energy Corporation, and its direct subsidiary, Wisconsin Power and Light Company. Information contained in these reports relating to these entities is filed by them on their own behalf and not by us.

     You may request a copy of any of these filings, at no cost, by writing to
F. J. Buri, Corporate Secretary, Interstate Power and Light Company, 4902 North Biltmore Lane, Madison, Wisconsin 53718, or by calling Mr. Buri at (608) 458-3311.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old preferred shares. We will not receive any cash proceeds from the issuance of the new preferred shares. We used the net proceeds of approximately $144.8 million from the sale of the old preferred shares to repay our short-term debt.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization, including short-term debt, as of December 31, 2002.

                                                      As of December 31, 2002
                                                    ----------------------------
                                                       Actual        % of Total
                                                    ------------    ------------
                                                           (In thousands)

Common stock....................................    $    33,427
Additional paid-in capital......................        477,701
Retained earnings...............................        374,428
Accumulated other comprehensive loss............        (18,887)
                                                    -----------
   Total common equity..........................        866,669            46.4%
Cumulative preferred stock......................        145,100             7.8
Long-term debt (excluding current portion)......        855,389            45.8
                                                    ------------    -----------
      Total capitalization......................    $ 1,867,158           100.0%
                                                    ===========     ===========

                               THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

     We sold the old preferred shares on December 20, 2002 in a transaction exempt from the registration requirements of the Securities Act. Therefore, the old preferred shares are subject to significant restrictions on resale. In connection with the issuance of the old preferred shares, we entered into a registration rights agreement, which required that we:

     o file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of new preferred shares in exchange for the old preferred shares;

     o use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and

     o use our reasonable best efforts to consummate the exchange offer on or before July 1, 2003.

     If you participate in the exchange offer, you will, with limited exceptions, receive new preferred shares that are freely tradeable and not subject to restrictions on transfer. You should read this prospectus under the heading "-- Resales of New Preferred Shares" for more information relating to your ability to transfer the new preferred shares.

     If you are eligible to participate in the exchange offer and do not tender your old preferred shares, then you will continue to hold the untendered old preferred shares, which will continue to be subject to restrictions on transfer under the Securities Act.

     The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

     We are offering to exchange 6,000,000 shares of our 8.375% Series B Cumulative Preferred Stock that have been registered under the Securities Act for all of our outstanding unregistered shares of 8.375% Series A Cumulative Preferred Stock.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old preferred shares validly tendered and not withdrawn before 11:59 p.m., New York City time, on the expiration date of the exchange offer. We will issue one new preferred share in exchange for each outstanding old preferred share we accept in the exchange offer. You may tender some or all of your preferred shares under the exchange offer. The exchange offer is not conditioned upon any minimum number of old preferred shares being tendered.

     The form and terms of the new preferred shares will be the same as the form and terms of the old preferred shares, except that:

     o the new preferred shares will be registered with the SEC and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

     o all of the new preferred shares will be represented by global preferred stock certificates in book-entry form unless exchanged for shares in definitive certificated form under the limited circumstances described under "Description of the New Preferred Shares -- Book-Entry Procedures and Form;" and

     o the new preferred shares will not provide for the payment of additional dividends under circumstances relating to the timing of the exchange offer.

     Dividends on the new preferred shares will accrue and be cumulative from the most recent date on which dividends have been paid on the old preferred shares. Accordingly, registered holders of new preferred shares on the record date for the first dividend payment date following the completion of the exchange offer will receive dividends accrued and cumulative from the most recent date on which dividends have been paid on the old preferred shares. However, if that record date occurs prior to completion of the exchange offer, then the dividends payable on the first dividend payment date following the completion of the exchange offer will be paid to the registered holders of the old preferred shares on that record date.

     In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the Iowa Business Corporation Act. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holder of the old preferred shares in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

     We will be deemed to have accepted validly tendered old preferred shares when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new preferred shares from us.

     If we do not accept any tendered old preferred shares because of an invalid tender or for any other reason, then we will return certificates for any unaccepted old preferred shares without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

     The exchange offer will expire at 11:59 p.m., New York City time, on ________, 2003, unless we, in our sole discretion, extend the exchange offer.

     If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, to delay accepting any old preferred shares, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "-- Conditions" have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.

Procedures for Tendering Old Preferred Shares

     Any tender of old preferred shares that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender old preferred shares in the exchange offer must do either of the following:

     o properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "-- Exchange Agent" on or before the expiration date; or

     o if the old preferred shares are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent's message.

     In addition, one of the following must occur:

     o the exchange agent must receive certificates representing your old preferred shares along with the letter of transmittal on or before the expiration date, or

     o the exchange agent must receive a timely confirmation of book-entry transfer of the old preferred shares into the exchange agent's account at The Depository Trust Company of New York, or DTC, under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering DTC participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

     The method of delivery of old preferred shares, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or old preferred shares to us.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old preferred shares are tendered:

     o by a registered holder of the old preferred shares who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

     o    a member of a registered national securities exchange;

     o    a member of the National Association of Securities Dealers, Inc.;

     o a commercial bank or trust company having an office or correspondent in the United States; or

     o another "eligible institution" within the meaning of Rule l7Ad-15 under the Securities Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding old preferred shares, then the original shares must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the old preferred shares and an eligible institution must guarantee the signature on the power of attorney.

     If the letter of transmittal or any old preferred shares or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

     If you wish to tender old preferred shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, then you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, then you must, before completing the procedures for tendering old preferred shares, either register ownership of the old preferred shares in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old preferred shares tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of old preferred shares not properly tendered or old preferred shares our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old preferred shares. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old preferred shares must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old preferred shares.

     By tendering, you will represent to us that:

     o any new preferred shares that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new preferred shares;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new preferred shares;

     o if the holder is a broker-dealer, that the holder's old senior notes were acquired as a result of market-making activities or other trading activities (see "Plan of Distribution"); and

     o the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     If any holder or any such other person is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new preferred shares to be acquired in the exchange offer, then that holder or any such other person:

     o may not rely on the applicable interpretations of the staff of the SEC;

     o is not entitled and will not be permitted to tender old preferred shares in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its old preferred shares as a result of market-making activities or other trading activities and thereafter receives new preferred shares issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new preferred shares issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     Any broker-dealer that acquired old preferred shares directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old preferred shares or the new preferred shares.

Acceptance of Old Preferred Shares for Exchange; Delivery of New Preferred
Shares

     Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all old preferred shares properly tendered and will issue the new preferred shares promptly after acceptance of the old preferred shares.

     For purposes of the exchange offer, we will be deemed to have accepted properly tendered old preferred shares for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each old preferred share accepted for exchange, you will receive a new preferred share having the same rights and preferences as the old preferred share.

     In all cases, we will issue new preferred shares for old preferred shares that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     o certificates for your old preferred shares or a timely confirmation of book-entry transfer of your old preferred shares into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     If we do not accept any tendered old preferred shares for any reason set forth in the terms of the exchange offer, then we will return the unaccepted old preferred shares without expense to you. In the case of old preferred shares tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the unaccepted old preferred shares to your account maintained with DTC.

Book-Entry Transfer

     We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the old preferred shares at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of old preferred shares by causing DTC to transfer the old preferred shares into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old preferred shares may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "-- Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

     If you wish to tender your old preferred shares and your old preferred shares are not immediately available, or you cannot deliver your old preferred shares, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

     o    the tender is made through an eligible institution;

     o before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

          o the name and address of the holder and the principal amount of old preferred shares tendered,

          o    a statement that the tender is being made thereby, and

          o a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the old preferred shares in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered old preferred shares in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

     You may withdraw your tender of old preferred shares at any time before the exchange offer expires.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "-- Exchange Agent." The notice of withdrawal must:

     o specify the name of the person who tendered the old preferred shares to be withdrawn;

     o identify the old preferred shares to be withdrawn, or, in the case of old preferred shares tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

     o if certificates for old preferred shares have been transmitted, specify the name in which those old preferred shares are registered if different from that of the withdrawing holder.

     If you have delivered or otherwise identified to the exchange agent the certificates for old preferred shares, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old preferred shares so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any old preferred shares that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old preferred shares tendered by book-entry transfer into the exchange agent's account at DTC, the old preferred shares will be credited to an account maintained with DTC for the old preferred shares. You may retender properly withdrawn old preferred shares by following one of the procedures described under "-- Procedures for Tendering Old Preferred Shares" at any time on or before the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange new preferred shares for, any old preferred shares if:

     o the exchange offer, or the making of any exchange by a holder of old preferred shares, would violate any applicable law or applicable interpretation by the staff of the SEC; or

     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

Exchange Agent

     The Shareowner Services Department of Alliant Energy Corporation is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

         By Registered or Certified Mail:

         Shareowner Services Department of Alliant Energy Corporation P.O. Box 2568
         4902 North Biltmore Lane
         Madison, Wisconsin  53701-2568

         By Hand or Overnight Courier:

         Shareowner Services Department of Alliant Energy Corporation 4902 North Biltmore Lane
         Madison, Wisconsin  53718

         By Facsimile:

         (608) 458-3321

     Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

     We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your preferred shares, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

     You will not be obligated to pay any transfer taxes, unless you instruct us to register new preferred shares in the name of, or request that old preferred shares not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Accounting Treatment

     We will record the new preferred shares at the same carrying values as the old preferred shares, which is the aggregate stated value of the old preferred shares, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of preferred shares. We will charge the expenses of this offer to additional paid-in capital.

Consequences of Failure to Exchange Old Preferred Shares

     If you are eligible to participate in the exchange offer but do not tender your old preferred shares, you will not have any further registration rights, except in limited circumstances with respect to specific types of holders of old preferred shares. Old preferred shares that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the existing restrictions on transfer set forth in the legend on the old preferred shares and in the offering memorandum dated December 18, 2002, relating to the old preferred shares. Accordingly, you may resell the old preferred shares that are not exchanged only:

     o    to us;

     o so long as the old preferred shares are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     o in accordance with another exemption from the registration requirements of the Securities Act; or

     o    under an effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the old preferred shares under the Securities Act.

     Old preferred shares that are not exchanged in the exchange offer will remain outstanding and continue to accrue dividends and will be entitled to the rights and benefits their holders have under our restated articles of incorporation relating to the old preferred shares.

Resales of New Preferred Shares

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that new preferred shares issued under the exchange offer in exchange for old preferred shares may be offered for resale, resold and otherwise transferred by any holder of old preferred shares without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

     o the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     o the new preferred shares are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in a distribution of the new preferred shares.

     Any holder who exchanges old preferred shares in the exchange offer with the intention of participating in any manner in a distribution of the new preferred shares must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of new preferred shares. With regard to broker-dealers, only broker-dealers that acquire the old preferred shares as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new preferred shares for its own account in exchange for old preferred shares, where the old preferred shares were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new preferred shares. Please see "Plan of Distribution" for more details regarding the transfer of new preferred shares.

                     DESCRIPTION OF THE NEW PREFERRED SHARES

General

     Our total authorized capital stock as set forth in our restated articles of incorporation consists of 40,000,000 shares, of which 24,000,000 are designated common stock, par value $2.50 per share, and 16,000,000 shares are designated preferred stock, par value $.01 per share. As of the date of this prospectus, our outstanding common stock consists of 13,370,788 shares, all of which are owned by our parent corporation, Alliant Energy Corporation. As of the date of this prospectus, our outstanding preferred stock consists of 6,000,000 shares of preferred stock designated as "8.375% Series A Cumulative Preferred Stock."

     Under our restated articles of incorporation, our board of directors may establish one or more series of preferred stock to be issued out of authorized preferred stock. Our board of directors, without approval of our shareowners, may determine the rights and preferences of the shares of preferred stock of any series so established. Pursuant to this authority, we will issue up to 6,000,000 shares of our preferred stock designated as "8.375% Series B Cumulative Preferred Stock" in the exchange offer. When issued and exchanged for the old preferred shares in the manner described in this prospectus, the new preferred shares will be validly issued, fully paid and nonassessable.

     The terms of the preferred stock are contained in an amendment to our restated articles of incorporation. We refer to the old preferred shares and the new preferred shares collectively as the preferred stock. The following is a summary of the terms of the preferred stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the amendment to our restated articles of incorporation, which is filed as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See "Where You Can Find More Information." We urge you to read the amendment to our articles of incorporation that will establish our preferred stock because it, and not this summary, defines your rights as a holder of our preferred stock.

Ranking

     The preferred stock will rank senior to our common stock and to any other of our equity securities that we may issue in the future that by their terms rank junior to the preferred stock with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up. The preferred stock will rank on a parity to any other of our preferred stock that we may later authorize or issue with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Dividends

     The holders of shares of our preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cash dividends at an annual rate of 8.375% of the liquidation preference. Dividends on the preferred stock will accrue and be cumulative from the date of original issuance subject to the following. Dividends on the new preferred shares will accrue and be cumulative from the most recent date on which dividends have been paid on the old preferred shares. Accordingly, registered holders of new preferred shares on the record date for the first dividend payment date following the completion of the exchange offer will receive dividends accrued and cumulative from the most recent date on which dividends have been paid on the old preferred shares. However, if that record date occurs prior to completion of the exchange offer, then the dividends payable on the first dividend payment date following the completion of the exchange offer will be paid to the registered holders of the old preferred shares on that record date. Dividends will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will be payable on those dates to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the last business day of the month prior to the month in which the applicable dividend payment date falls. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

     Our board of directors will not authorize, and we will not pay, any dividends on our preferred stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements which restrict or prevent the payment of dividends on, or the purchase or redemption of, shares. These restrictions may be indirect, for example, covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on our preferred stock.

     Notwithstanding the foregoing, dividends on our preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized. Accrued but unpaid dividends on our preferred stock will not bear interest, and holders of our preferred stock will not be entitled to any dividends in excess of full cumulative dividends as described above. We will credit any dividend made on our preferred stock first to the earliest accrued and unpaid dividend due. We will not pay any dividends on our common stock or any other of our equity securities that by their terms rank junior to our preferred stock with respect to payment of dividends if dividends payable on our preferred stock are in arrears.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, each holder of shares of our preferred stock will be entitled to payment, out of our assets available for distribution, of an amount equal to the $25 liquidation preference per share of our preferred stock held by that holder. In addition, such holder will be entitled to payment of an amount equal to all accrued and unpaid dividends on those shares to, but excluding, the date of liquidation, dissolution or winding up. The holders of our preferred stock are entitled to these payments before any distribution is made on any junior stock, including our common stock. After payment in full of the liquidation preference and the amount equal to all accrued and unpaid dividends to which holders of shares of our preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of our preferred stock and any other outstanding series of preferred stock ranking on a parity with our preferred stock are not paid in full, then the holders of shares of our preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled.

     Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

Redemption

     We may not redeem the preferred stock prior to March 15, 2013. On or after March 15, 2013, we may redeem the preferred stock, at our option, in whole or in part from time to time, upon not less than 45 nor more than 90 days' notice, at a price of $25 per share, plus an amount equal to accrued and unpaid dividends to, but excluding, the redemption date.

Maturity

     The preferred stock does not have any maturity date, and we are not required to redeem the preferred stock. In addition, we are not required to set aside funds to redeem the preferred stock. Accordingly, the preferred stock will remain outstanding indefinitely unless we decide to redeem them.

Voting Rights

     Our preferred stock will have no voting rights except as set forth below or as otherwise provided by Iowa law. In the event that any four quarterly cumulative dividends, whether consecutive or not, payable on our preferred stock are in arrears, the holders of our preferred stock will have the right, voting separately as a class together with holders of any other series of preferred stock ranking on a parity with our preferred stock issued pursuant to this prospectus as to payment of dividends, and upon which like voting rights have been conferred and are exercisable, at the next meeting of shareowners called for the election of directors, to elect two members of our board of directors. The right of such holders of our preferred stock to elect members of our board of directors will continue until such time as all dividends accumulated and in arrears on such shares of preferred stock have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends as described above. Upon any termination of the right of the holders of our preferred stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

     Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our preferred stock, voting as a single class, or voting as a single class together with holders of any other series of preferred stock upon which like voting or consent rights have been conferred and which are similarly affected by the matter to be voted upon, we may not:

     o increase the amount of preferred stock authorized under our restated articles of incorporation or create or issue any class of stock in addition to the class of preferred stock authorized under our restated articles of incorporation ranking senior to or on a parity with the class of preferred stock currently authorized under our restated articles of incorporation, or any series thereof, as to the payment of dividends or the distribution of assets;

     o adopt any amendment to our restated articles of incorporation that adversely alters the preferences, powers and rights of our preferred stock;

     o issue any shares of preferred stock of any series if the cumulative dividends payable on our preferred stock are in arrears; or

     o create or issue any shares of preferred stock of any series that rank senior to our preferred stock as to payment of dividends or the distribution of assets.

     On any matter described above in which the holders of our preferred stock are entitled to vote as a class, such holders will be entitled to one vote per share. On any other matter for which holders of our preferred stock are provided the right to vote together with holders of our common stock under Iowa law, if any, holders of our preferred stock will be entitled to the number of votes per share determined by dividing the liquidation preference of such share by 100.

Conversion Rights

     The holders of the preferred stock will not have any rights to convert shares of the preferred stock into shares of any other class or series of our capital stock or any other security.

Transfer Agent

     The transfer agent and registrar for our preferred stock is the Shareowner Services Department of Alliant Energy Corporation, P.O. Box 2568, 4902 North Biltmore Lane, Madison, Wisconsin 53701-2568.

Book-Entry Procedures and Form

     The Depository Trust Company of New York City, or DTC, will act as securities depository for the preferred stock. The preferred stock will be issued only as fully-registered securities registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below. One or more fully-registered global preferred stock certificates, representing the total aggregate number of shares of preferred stock, will be issued to and deposited with DTC.

     Purchases of preferred stock under the DTC system must be made by or through participants, who will receive a credit for the preferred stock on DTC's records. DTC will then record on the participants' and indirect participants' records the ownership interest of each actual purchaser, or beneficial owner, of each share of preferred stock. DTC will not provide written confirmation of purchases to beneficial owners, but participants or indirect participants through which the beneficial owners purchased the preferred stock should provide the beneficial owners with written confirmations providing details of the transactions, as well as period statements of the beneficial owners' holdings. Transfers of ownership interests in preferred stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Unless the use of the book-entry system for the preferred stock is discontinued, beneficial owners will not receive certificates representing their ownership interests in the preferred stock.

     The laws of some states may require that some persons take physical delivery in certificated form of specified securities, such as the preferred stock, that they own. Consequently, the ability to transfer beneficial interests in a global security to these persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and various banks, the ability of a person having beneficial interests in a global security to pledge their interests to persons or entities that do not participate in this system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing their interests.

     Except as described below, owners of beneficial interests in the global preferred stock will not be entitled to have preferred stock registered in their names, will not receive or be entitled to receive physical delivery of preferred stock in certificated form and will not be considered the registered owners or holders thereof for any purpose.

     DTC has no knowledge of the actual beneficial owners of the preferred stock. DTC's records reflect only the identity of the participants to whose accounts the preferred stock is credited, which persons may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner or holder of a global preferred stock certificate, DTC or its nominee, as the case may be, is the sole owner or holder of the preferred stock represented by the global preferred stock certificate for all purposes. No beneficial owner of an interest in a global preferred stock certificate can transfer that interest except in accordance with DTC's applicable procedures.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if applicable, in respect of any preferred stock held in book-entry form will be sent to DTC. If less than all of the preferred stock is being redeemed, DTC will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.

     Neither DTC or its nominee will itself consent or vote with respect to the shares of preferred stock. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy will assign the consenting or voting rights of DTC's nominee to the direct participants to whose accounts the shares of preferred stock are credited on the record date.

     We will make payments in respect of the global preferred stock certificates registered in the name of DTC or its nominee to DTC in its capacity as the registered holder. We will treat the persons in whose names the preferred stock, including the global preferred stock certificates, are registered as the owners of the preferred stock for the purpose of receiving the payments and for any and all other purposes. Consequently, neither we nor any of our agents has or will have any responsibility or liability for any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global preferred stock certificates, or for maintaining, supervising or reviewing any of DTC's records of any participant's or indirect participant's records relating to the beneficial ownership interests in the global preferred stock certificates. We will pay any redemption proceeds, distributions and dividend payments on the shares of preferred stock to a nominee of DTC. DTC has advised us that, upon DTC's receipt of funds and corresponding detail information from us or an agent, DTC will credit participants' accounts on payable date in accordance with their respective holdings as shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, any agent or us, subject to statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to a nominee of DTC is the responsibility of us or any agent. Any disbursement of payments to direct participants is the responsibility of DTC and disbursement of any payments to the beneficial owners is the responsibility of the direct and indirect participants.

     DTC has advised us that:

     o DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

     o DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

     o direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

     o DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

     o access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

     o the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global preferred stock certificates among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us or any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global preferred stock certificates.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC's operations and procedures are solely within DTC's control and are subject to change by DTC from time to time. Neither we nor the initial purchaser take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Certificated Preferred Stock

     We will issue shares of preferred stock in certificated form in exchange for global preferred stock certificates if:

     o DTC or any successor depository notifies us that it is unwilling or unable to continue as a depository for the global preferred stock certificates or ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934 and a successor depository is not appointed by us within 90 days of such notice; or

     o we determine that the preferred stock will no longer be represented by global preferred stock certificates.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This summary is of a general nature and is included herein solely for informational purposes. It is not intended to be, nor should it be construed as being, legal or tax advice. No representation with respect to the consequences to any particular purchaser of the preferred stock is made. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

     The following is a summary of certain material United States federal income tax consequences to a beneficial owner of preferred stock (a "United States Holder") who is:

     o    a citizen or resident of the United States;

     o a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     o an estate whose income is subject to United States federal income tax regardless of its source; or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person.

     The following summary deals only with preferred stock held as capital assets by purchasers at the issue price who are United States Holders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding preferred stock as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, persons who hold their preferred stock through partnerships and other passthrough entities and persons whose functional currency is not the U.S. dollar. Persons considering the purchase of preferred stock should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations. We cannot provide any assurance that the Internal Revenue Service will not challenge the conclusions stated below. We have not sought and will not seek a ruling from the IRS on any of the matters discussed below.

     This summary is based upon the Internal Revenue Code of 1986, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the income tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States Holder. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the exchange of the old preferred shares for the new preferred shares may differ from the treatment described below.

     The exchange of old preferred shares for the new preferred shares under the terms of the exchange offer should not constitute a taxable exchange. As a result:

     o A holder should not recognize taxable gain or loss as a result of exchanging old preferred shares for the new preferred shares under the terms of the exchange offer;

     o The holder's holding period of the new preferred shares should include the holding period of the old preferred shares exchanged for the new preferred shares; and

     A holder's adjusted tax basis in the new preferred shares should be the same as the adjusted tax basis, immediately before the exchange, of the old preferred shares exchanged for the new preferred shares.

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old preferred shares for your own account as a result of market-making activities or other trading activities and you receive new preferred shares in exchange for old preferred shares in the exchange offer, then you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of the new preferred shares. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new preferred shares received in exchange for old preferred shares where the shares of such old preferred shares were acquired as a result of market-making activities or other trading activities. Unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new preferred shares. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds in connection with the exchange offer or any sale of new preferred shares by broker-dealers. New preferred shares received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new preferred shares or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any shares of such new preferred shares. Any broker-dealer that resells new preferred shares that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new preferred shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new preferred shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer - Resales of the New Preferred Shares."

                                  LEGAL MATTERS

     The validity of the new preferred shares will be passed upon by Foley & Lardner.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of Interstate Power and Light Company incorporated in this registration statement by reference from Interstate Power and Light Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       Interstate Power and Light Company

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Iowa Business Corporation Act ("IBCA") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. The Registrant's Restated Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the IBCA and may, but is not required to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted and incurred against such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions thereof. The Registrant's Bylaws permit the Registrant to maintain such insurance and further provide that the Registrant shall indemnify directors and officers of the Registrant to the full extent permitted by the IBCA and advance any and all reasonable expenses incurred in any proceeding to which any such director or officer is a party because he or she is or was a director or officer.

     Under the IBCA, directors of the Registrant are not subject to personal liability to the Registrant or its shareowners for acts or failures to act except under certain circumstances. In addition, the IBCA grants corporations organized thereunder, such as the Registrant, the authority to adopt a provision in their respective articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or to its shareowners for monetary damages for certain breaches of fiduciary duty as a director. The Registrant's Restated Articles of Incorporation eliminates the personal liability of each director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareowners, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 490.833 of the IBCA relating to liability for unlawful distribution.

     The foregoing statements are subject to the detailed provisions of the IBCA and the Restated Articles of Incorporation and Bylaws of the Registrant and should be read in conjunction therewith for a more full understanding of their effect on the Registrant.

     The indemnification provided by the Registrant is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance. The Registrant's directors' and officers' insurance policies are designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification provisions.

     The Registration Rights Agreement contains provisions under which the initial purchaser agrees to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the directors and officers may be required to make in respect thereof.

Item 21.  Exhibits and Financial Statement Schedules.

     (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

     (b) Financial Statement Schedules. Schedule II - Valuation and Qualifying Accounts is hereby incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-3632). All other schedules are omitted because they are not applicable or not require, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

     (c)  Reports, Opinions or Appraisals. Not applicable.

Item 22.  Undertakings.

     (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on March 28, 2003.

                                     INTERSTATE POWER AND LIGHT COMPANY


                                     By: /s/ Erroll B. Davis, Jr.
                                        ----------------------------------------
                                         Erroll B. Davis, Jr.
                                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                           Title                       Date


/s/ Erroll B. Davis, Jr.         Chairman, Chief Executive        March 28, 2003
----------------------------     Officer and Director
Erroll B. Davis, Jr.             (Principal Executive Officer)


/s/ Thomas M. Walker             Executive Vice President and     March 28, 2003
----------------------------     Chief Financial Officer
Thomas M. Walker                 (Principal Financial Officer)

/s/ John E. Kratchmer            Vice President, Controller       March 28, 2003
----------------------------     and Chief Accounting
John E. Kratchmer                Officer (Principal
                                 Accounting Officer)

          *                      Director                         March 28, 2003
----------------------------
Alan B. Arends

          *                      Director                         March 28, 2003
----------------------------
Jack B. Evans

          *                      Director                         March 28, 2003
----------------------------
Joyce L. Hanes

          *                      Director                         March 28, 2003
----------------------------
Lee Liu

          *                      Director                         March 28, 2003
----------------------------
Katharine C. Lyall

          *                      Director                         March 28, 2003
----------------------------
Singleton B. McAllister

          *                      Director                         March 28, 2003
----------------------------
David A. Perdue

          *                      Director                         March 28, 2003
----------------------------
Judith D. Pyle

          *                      Director                         March 28, 2003
----------------------------
Robert W. Schlutz

          *                      Director                         March 28, 2003
----------------------------
Wayne H. Stoppelmoor

                  *              Director                         March 28, 2003
Anthony R. Weiler

*By: /s/ Erroll B. Davis, Jr.
     -----------------------
     Erroll B. Davis, Jr.
     Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number                        Document Description
-------                       --------------------

(4.1) Restated Articles of Incorporation of Interstate Power and Light Company ("IP&L") (incorporated by reference to Exhibit 3.1 to IP&L's Form 10-Q for the quarter ended September 30, 2002).

(4.2) Articles of Amendment to the Restated Articles of Incorporation of IP&L (incorporated by reference to Exhibit 3.5a to IP&L's Form 10-K for the year ended December 31, 2002).

(4.3) Registration Rights Agreement, dated as of December 20, 2002, between IP&L and Robert W. Baird & Co. Incorporated (incorporated by reference to Exhibit 4.18 to IP&L's Form 10-K for the year ended December 31,
          2002).

(4.4) Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IP&L and Bank One Trust Company, National Association ("Bank One Trust"), successor, as Trustee (incorporated by reference to Exhibit 4(c) to IP&L's Form 10-Q for the quarter ended September 30, 1993), and the indentures supplemental thereto dated, respectively, October 1, 1993, November 1, 1993, March 1, 1995, September 1, 1996 and April 1, 1997 (Exhibit 4(d) in IP&L's Form 10-Q dated November 12, 1993, Exhibit 4(e) in IP&L's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IP&L's Form 10-Q dated May 12, 1995, Exhibit 4(c)(i) in IP&L's Form 8-K dated September 19, 1996 and
          Exhibit 4(a) in IP&L's Form 10-Q dated May 14, 1997).

(4.5) Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IP&L and Bank One Trust, successor, as Trustee (incorporated by reference to Exhibit 2(a) to IP&L's Registration Statement, File No. 2-25347), and the indentures supplemental thereto dated, respectively, March 1, 1941, July 15, 1942, August 2, 1943, August 10, 1944, November 10, 1944, August 8, 1945, July 1, 1946, July 1, 1947,
          December 15, 1948, November 1, 1949, November 10, 1950, October 1, 1951, March 1, 1952, November 5, 1952, February 1, 1953, May 1, 1953,
          November 3, 1953, November 8, 1954, January 1, 1955, November 1, 1955, November 9, 1956, November 6, 1957, November 4, 1958, November 3, 1959, November 1, 1960, January 1, 1961, November 7, 1961, November 6, 1962, November 5, 1963, November 4, 1964, November 2, 1965, September 1, 1966, November 30, 1966, November 7, 1967, November 5, 1968,
          November 1, 1969, December 1, 1970, November 2, 1971, May 1, 1972,
          November 7, 1972, November 7, 1973, September 10, 1974, November 5, 1975, July 1, 1976, November 1, 1976, December 1, 1977, November 1, 1978, December 1, 1979, November 1, 1981, December 1, 1980, December 1, 1982, December 1, 1983, December 1, 1984, March 1, 1985, March 1,
          1988, October 1, 1988, May 1, 1991, March 1, 1992, October 1, 1993,
          November 1, 1993, March 1, 1995, September 1, 1996 and April 1, 1997 (Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No. 2-25347, Exhibit 4.10 in IP&L's Form 10-K for the year 1966, Exhibit 4.10 in IP&L's Form 10-K for the year 1966,
          Exhibit 4.10 in IP&L's Form 10-K for the year 1967, Exhibit 4.10 in IP&L's Form 10-K for the year 1968, Exhibit 4.10 in IP&L's Form 10-K for the year 1969, Exhibit 1 in IP&L's Form 8-K dated December 1970,
          Exhibit 2(g) in File No. 2-43131, Exhibit 1 in IP&L's Form 8-K dated May 1972, Exhibit 2(i) in File No. 2-56078, Exhibit 2(j) in File No. 2-56078, Exhibit 2(k) in File No. 2-56078, Exhibit 2(l) in File No. 2-56078, Exhibit 1 in IP&L's

                                  EXHIBIT INDEX
Exhibit
Number                        Document Description
-------                       --------------------

          Form 8-K dated July 1976, Exhibit 1 in IP&L's Form 8-K dated December 1976, Exhibit 2(o) in File No. 2-60040, Exhibit 1 in IP&L's Form 10-Q dated June 30, 1979, Exhibit 2(q) in Form S-16 in File No. 2-65996,
          Exhibit 2 in IP&L's Form 10-Q dated March 31, 1982, Exhibit 4(s) in IP&L's Form 10-K for the year 1981, Exhibit 4(t) in IP&L's Form 10-K for the year 1982, Exhibit 4(u) in IP&L's Form 10-K for the year 1983,
          Exhibit 4(v) in IP&L's Form 10-K for the year 1984, Exhibit 4(w) in IP&L's Form 10-K for the year 1984, Exhibit 4(b) in IP&L's Form 10-Q dated May 12, 1988, Exhibit 4(c) in IP&L's Form 10-Q dated November 10, 1988, Exhibit 4(d) in IP&L's Form 10-Q dated August 13, 1991,
          Exhibit 4(c) in IP&L's Form 10-K for the year 1991, Exhibit 4(a) in IP&L's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IP&L's Form 10-Q dated November 12, 1993, Exhibit 4(a) in IP&L's Form 10-Q dated May 12, 1995, Exhibit 4(f) in IP&L's Form 8-K dated September 19, 1996 and Exhibit 4(b) in IP&L's Form 10-Q dated May 14, 1997).

(4.6) Indenture or Deed of Trust dated as of February 1, 1923, between IP&L and Bank One Trust, successor, and Lawrence Dillard, successor, as Trustees (incorporated by reference to Exhibit B-1 to File No. 2-1719), and the indentures supplemental thereto dated, respectively, May 1, 1940, May 2, 1940, October 1, 1945, October 2, 1945, January 1,
          1948, September 1, 1950, February 1, 1953, October 2, 1953, August 1, 1957, September 1, 1962, June 1, 1967, February 1, 1973, February 1, 1975, July 1, 1975, September 2, 1975, March 10, 1976, February 1,
          1977, January 1, 1978, March 1, 1979, March 1, 1980, May 31, 1986,
          July 1, 1991, September 1, 1992 and December 1, 1994 (Exhibit B-1-k in File No. 2-4921, Exhibit B-1-l in File No. 2-4921, Exhibit 7(m) in File No. 2-8053, Exhibit 7(n) in File No. 2-8053, Exhibit 7(o) in File No. 2-8053, Exhibit 4(e) in File No. 33-3995, Exhibit 4(b) in File No. 2-10543, Exhibit 4(q) in File No. 2-10543, Exhibit 2(b) in File No. 2-13496, Exhibit 2(b) in File No. 2-20667, Exhibit 2(b) in File No. 2-26478, Exhibit 2(b) in File No. 2-46530, Exhibit 2(aa) in File No. 2-53860, Exhibit 2(bb) in File No. 2-54285, Exhibit 2(bb) in File No. 2-57510, Exhibit 2(cc) in File No. 2-57510, Exhibit 2(ee) in File No. 2-60276, Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849,
          Exhibit 2 in File No. 0-849, Exhibit 4(g) in File No. 33-3995, Exhibit 4(h) in File No. 0-849, Exhibit 4(m) in File No. 0-849 and Exhibit 4(f) in File No. 0-4117-1).

(4.7) Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between IP&L and Bank One Trust, successor, as Trustee (incorporated by reference to Exhibit 4(i) to IP&L's Amendment No. 1 to Registration Statement, File No. 33-62259).

(4.8) Indenture (For Senior Unsecured Debt Securities), dated as of August 1, 1997, between IP&L and Bank One Trust, successor, as Trustee (incorporated by reference to Exhibit 4(j) to IP&L's Registration Statement, File No. 333-32097).

(4.9) Officers' Certificate, dated as of August 4, 1997, creating IP&L's 6-5/8% Senior Debentures, Series A, due 2009 (incorporated by reference to Exhibit 4.12 to IP&L's Annual Report on Form 10-K for the year ended December 31, 2000).

(4.10) Officers' Certificate, dated as of March 6, 2001, creating IP&L's 6-3/4% Senior Debentures, Series B, due 2011 (incorporated by reference to Exhibit 4 to IP&L's Form 8-K, dated March 6, 2001).

(4.11) The Original through the Nineteenth Supplemental Indentures of IP&L, successor, to JPMorgan Chase Bank and James P. Freeman, successor, as Trustee, dated January 1, 1948 securing First Mortgage Bonds (incorporated by reference to Exhibits 4(b) through 4(t) to Interstate Power Company's ("IPC") Registration Statement No. 33-59352 dated March 11, 1993).

                                  EXHIBIT INDEX
Exhibit
Number                        Document Description
-------                       --------------------

(4.12) Twentieth Supplemental Indenture of IP&L, successor, to JPMorgan Chase Bank and James P. Freeman, successor, as Trustees, dated May 15, 1993 (incorporated by reference to Exhibit 4(u) to IPC's Registration Statement No. 33-59352 dated March 11, 1993). (4.13) Twenty-First Supplemental Indenture of IP&L, successor, to JPMorgan Chase Bank and James P. Freeman, as Trustees, dated December 31, 2001 (incorporated by reference to Exhibit 4.3 to IP&L's Form 8-K, dated January 1,
          2002). Pursuant to Item 601(b)(4)(iii) of Regulation S-K, the Registrant agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-4. No such instrument authorizes securities in excess of 10% of the total assets of the Registrant.

(5)       Opinion of Foley & Lardner (including consent of counsel).

(12) Statement re computation of ratios of earnings to fixed charges and preferred stock dividends.

(23.1)    Consent of Deloitte & Touche, LLP.

(23.2)    Consent of Foley & Lardner (filed as part of Exhibit (5)).

(24)      Powers of attorney.

(99.1)    Form of Letter of Transmittal.

(99.2)    Form of Notice of Guaranteed Delivery.

(99.3)    Guidelines for Certification of Taxpayer Identification Number on Form
          W-9.

(99.4)    Form of Letter to Clients.

(99.5) Form of Instructions to Registered Holder and/or DTC Participant from Beneficial Owners.

(99.6)    Form of Letter to Nominees.

Documents incorporated by reference to filings made by IP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.